EXHIBIT (a)(1)(A)
LEAP WIRELESS INTERNATIONAL, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR REPLACEMENT OPTIONS
August 10, 2011

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 4:00 P.M. PACIFIC TIME
ON SEPTEMBER 14, 2011 UNLESS THIS OFFER IS EXTENDED

          Leap Wireless International, Inc., a Delaware corporation, which is sometimes referred to herein as “Leap,” “our,” “us” or “we,” is offering eligible employees of Cricket Communications, Inc. (“Cricket”), our wholly owned subsidiary, the opportunity to exchange certain outstanding options granted under the Leap Wireless International, Inc. 2004 Stock Option, Restricted Stock and Deferred Stock Unit Plan (as amended, the “2004 Stock Plan”) and the 2009 Employment Inducement Equity Incentive Plan of Leap Wireless International, Inc. (the “2009 Inducement Plan” and, together with the 2004 Stock Plan, the “Plans”) for a lesser number of replacement options (“Replacement Options”) to be granted under the 2004 Stock Plan calculated in accordance with the applicable exchange ratios (the “Option Exchange”), with an exercise price equal to the closing price of our common stock on the date of the replacement grant. The exchange ratios have been determined on a grant-by-grant basis and are intended to result in a fair value, for accounting purposes, of the Replacement Options that is approximately fifty percent of the fair value of the eligible options that are surrendered in the exchange. We will grant the Replacement Options on the date that we cancel the options accepted for exchange, which will be the expiration date of this offer (the “Replacement Grant Date”). We are making this offer (the “Offer”) upon the terms and subject to the conditions set forth in this Offer To Exchange Certain Outstanding Options for a Lesser Number of Replacement Options (the “Offer to Exchange”).
     Eligible Options. Options eligible for the Option Exchange (“Eligible Options”) are those that:
•	have an exercise price of at least $30.00 per share (or, if the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, an exercise price greater than such closing price); and

•	were granted under the 2004 Stock Plan or the 2009 Inducement Plan.
     Eligible Employees. You are eligible to participate in the Option Exchange (an “Eligible Employee”) only if you:
•	are an employee of Cricket on August 10, 2011 and remain continuously employed by Cricket through the Replacement Grant Date;

•	are not a member of Leap’s Board of Directors (“Board”) or an executive officer of Leap; and

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•	hold at least one Eligible Option on August 10, 2011.
          The outstanding options that you hold under the Plans give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.
          As of August 5, 2011, options to purchase 4,188,553 shares of our common stock were outstanding under the Plans with a weighted-average exercise price of $38.30 per share. Of these outstanding options, options to purchase 1,784,633 shares of common stock were held by Eligible Employees and were eligible for exchange under the Option Exchange for approximately 277,000 shares of our common stock, or approximately 2% of the total shares of our common stock outstanding as of August 5, 2011.
          Replacement Options. All Eligible Options that we accept pursuant to the Option Exchange will be cancelled on the Replacement Grant Date, which will be on the expiration date of this Offer, currently scheduled for 4:00 p.m. Pacific Time on September 14, 2011, and Eligible Options surrendered for exchange will no longer be exercisable after that time. The Replacement Options will be granted pursuant to and subject to the terms of the 2004 Stock Plan and will be granted only to those who remain employees of Cricket on the Replacement Grant Date and are otherwise Eligible Employees.
          The Replacement Options will:
•	have an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date;

•	be completely unvested at the time of the new grant (regardless of whether the cancelled options were partially or wholly vested) and will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the Replacement Grant Date and the remaining fifty percent vesting on the third anniversary. The Replacement Options will vest on each vesting date only if you remain an employee of Cricket on such date;

•	have a term of ten years from the Replacement Grant Date, subject to earlier expiration of the option upon your termination of service; and

•	be treated under U.S. Internal Revenue Code as non-qualified stock options granted under our 2004 Stock Plan. (See Section III(7) for additional information on the Replacement Options.)
          In addition to the new option exercise price and new vesting schedule, the terms and conditions of the Replacement Options will be governed by the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder.
          Exchange Ratios. The exchange ratios used to determine the number of Replacement Options an Eligible Employee will receive in exchange for his or her surrendered Eligible Options apply on a grant-by-grant basis and are intended to result in a fair value, for accounting purposes, of the Replacement Options that is approximately fifty percent of the fair value of the Eligible Options that are surrendered in the Option Exchange (based on valuation assumptions made at the commencement of the Offer). As a result, the grant of Replacement Options is expected to be accounting-expense neutral to Leap. We retained the services of Mercer (US), Inc. (“Mercer”), a consulting firm specializing in executive compensation matters, to determine the terms and exchange ratios appropriate to achieve this result. In developing the exchange ratios, Mercer used the Black-Scholes option pricing model to calculate the fair values of the Eligible Options, which are based on the exercise price and remaining term of the Eligible Options and the fair market value of Leap common stock (based on the closing price of Leap common stock as reported by the NASDAQ Global Select Market on August 5, 2011). The exchange ratios apply on a grant-by-grant basis. Thus, if you have multiple grants with different exercise prices, then each grant will have a specific exchange ratio applicable to that grant. See Schedule D of this Offer to Exchange for a complete list of exchange ratios applicable to Eligible Options, listed by exercise price. To find out the exchange ratios that apply to your Eligible Options, log into the Option Exchange website at www.leapstockoptionexchange.com. Your Eligible Options, exchange ratios and Replacement Options have been loaded into the Option Exchange website, and the exchange simulator tool on the website (the “Exchange Simulator”) allows you to model different hypothetical scenarios to see how your Replacement Options will be affected based on future potential movement in the price of Leap common stock. For purposes of simulating the hypothetical future value of your Replacement Options, the Exchange Simulator tool assumes a hypothetical exercise price for your Replacement Options of $6.45 per share, which was the closing sales price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011. The actual exercise price for your Replacement Options will be the closing sales price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. Therefore the actual value of your Replacement Options and the impact of future potential movements in the price of Leap common stock on your Replacement Options will vary from that shown by the Exchange Simulator tool.
          If you are eligible and choose to participate in the Option Exchange, you must elect to exchange all or none of your Eligible Options. If you previously exercised a portion of an Eligible Option prior to the commencement of this Offer, only the portion of the option grant that has not yet been exercised will be eligible for exchange.
          Shares of our common stock are quoted on the NASDAQ Global Select Market under the symbol “LEAP.” On August 5, 2011, the closing sales price of our common stock as reported by the NASDAQ Global Select Market was $6.45 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Options. If the market price of our common stock increases, the Replacement Options that you receive in exchange for your existing options may have an exercise price near some or all of your Eligible Options.
          See the section entitled “Risk Factors” beginning on page 14 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options for exchange in the Option Exchange.
          You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) to the Stock Administration Department by email to optionexchange@cricketcommunications.com or by phone at (858) 882-9035.
IMPORTANT
          If you wish to participate in the Option Exchange, you must complete and submit your election online through the Option Exchange website (www.leapstockoptionexchange.com) by no later than 4:00 p.m. Pacific Time on September 14, 2011, unless the Offer is extended. If you have technical difficulties with the Option Exchange website or if you do not receive confirmation by email of receipt of your election within one business day, please email optionexchange@cricketcommunications.com or call the Stock Administration Department at (858) 882-9035.
          Although our Board has approved this Offer, neither we nor our Board makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options. You must make your own decision regarding whether to elect to exchange your Eligible Options.
          This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange. This Offer is subject to certain conditions which we describe in Schedule A of the Offer to Exchange and the terms described in this Offer. Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate this Offer (or amend this Offer or postpone our acceptance and cancellation of any Eligible Options tendered for exchange), subject to certain limitations, if at any time on or after August 10, 2011 and prior to the expiration of the Offer, any of the events described on Schedule A has occurred, or in our discretion, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us.
          We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

          Leap has not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options pursuant to this Offer. You should rely only on the information contained in this document or other information to which we have referred you. Leap has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Leap. You should not assume that the information provided in this document is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. This document summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
          Nothing in this document shall be construed to give any person the right to remain in the employ or service of Cricket or to affect Cricket’s right to terminate the employment or other service relationship of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation. The employment between Cricket and each employee remains “at will,” subject, in certain jurisdictions, to applicable notice requirements.
          Leap reserves the right to amend or terminate the Plans at any time, and the grant of an option under the Plans or this Offer does not in any way obligate Leap to grant additional options or offer further opportunities to participate in any offer to exchange options in any future year. The grant of an option and any future options granted under the Plans or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy, termination or similar pay, other than to the extent required by local law.

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I. SUMMARY TERM SHEET
          The following are answers to some of the questions that you may have about the Option Exchange. We have also included a glossary of some of the terms used in this Offer to Exchange that may be unfamiliar to you. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange. Where applicable, we have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary term sheet. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in the Option Exchange. Please review this summary term sheet and the remainder of this Offer to Exchange to ensure that you are making an informed decision regarding your participation in the Option Exchange.
          For your ease of use, this summary term sheet has been separated into four sections:
1.	Glossary of terms.

2.	Questions about the structure of the Option Exchange.

3.	Questions about the administration and timing of the Option Exchange.

4.	Other important questions.
1. Glossary of Terms

Eligible Options:	Stock options granted under the 2004 Stock Plan or the 2009 Inducement Plan that have an exercise price of at least $30.00 per share (or, if the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, an exercise price greater than such closing price). The outstanding stock options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not our common stock underlying those options.

Exchange Ratio:	The exchange ratio determines the number of Eligible Options required to be surrendered in order to receive one Replacement Option (e.g., a 3-for-1 exchange ratio means three Eligible Options must be surrendered for each Replacement Option). The exchange ratios have been determined on a grant-by-grant basis and are intended to result in a fair value, for accounting purposes, of the Replacement Options that is approximately fifty percent of the fair value of the Eligible Options that are surrendered in the Option Exchange.

Exercise of Stock Options:	Exercising stock options is the process of purchasing the underlying shares of Leap common stock at the fixed price (or “exercise price”) specified in the stock option grant agreement, regardless of the current market price.

Grant Date of Stock Options:	The date on which a stock option is granted.

Outstanding Stock Options:	Stock options you still hold and have not exercised.

Replacement Grant Date:	The date on which the Replacement Options will be granted. We will grant the Replacement Options under the 2004 Stock Plan on the date that we cancel the Eligible Options accepted for exchange, which will be the expiration date of this offer, currently scheduled for 4:00 p.m. Pacific Time on September 14, 2011.

Replacement Options:	Stock options to be granted under the 2004 Stock Plan in exchange for Eligible Options that are surrendered in the Option Exchange. Such replacement options will have a new exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date and new terms. The number of Replacement Options granted is based on the exchange ratio applicable to the Eligible Options to be exchanged.

Surrender:	In the context of the Option Exchange, “surrendering” Eligible Options means giving up your rights to those Eligible Options in exchange for a lesser number of Replacement Options with a new exercise price and new terms.

Tender:	“Tendering” your options means you have agreed to surrender your Eligible Options in exchange for Replacement Options on the terms and subject to the conditions set forth in this Offer to Exchange. At the conclusion of the Offer, subject to the satisfaction of the conditions of the Offer, we intend to accept for exchange all Eligible Options that have been properly tendered. This Offer is not conditioned upon a minimum aggregate number of Eligible Options being tendered for exchange.

Underwater:	A stock option is considered “underwater” if the exercise price of the stock option is greater than the trading price of the underlying share.

Vesting:	When your stock options become exercisable, they are referred to as being “vested.” The vesting schedule applicable to your stock options will be set forth in your stock option grant agreement(s). The Replacement Options will vest over three years, with twenty-five percent of the total number of shares subject to the Replacement Option grant vesting on each of the first and second anniversaries of the Replacement Grant Date and the remaining fifty percent vesting on the third anniversary of the Replacement Grant Date. The Replacement Options will vest on each vesting date only if you remain an employee of Cricket on such date.
2. Questions about the Structure of the Option Exchange
Q1. What is the Option Exchange?
          The Option Exchange is an offer by Leap to allow Eligible Employees of Cricket to exchange their outstanding Eligible Options (whether vested or unvested) for new options, which we refer to as Replacement Options. Eligible Options represent a current or potential future right to purchase shares of our common stock at a specified price. Eligible Options are all “underwater,” in that their exercise prices are significantly above the recent trading prices of Leap common stock. By surrendering your Eligible Options in the Option Exchange, you will receive a lesser number of Replacement Options with a lower exercise price and new terms. The Offer expires at 4:00 p.m. Pacific Time on September 14, 2011, unless the Offer is extended, and elections to participate in the Option Exchange must be received prior to such expiration (see Question 32).
          Subject to the conditions set forth in this Offer to Exchange, if your Eligible Options are properly tendered for exchange and accepted by us, on the expiration date of this Offer we will cancel your Eligible Options and grant you Replacement Options. The Replacement Options will be unvested at grant and vest over three years, will be exercisable for a lesser number of shares than the Eligible Options you tendered for exchange and will have an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. In addition to having a new option exercise price and a new vesting schedule, the Replacement Options will be governed by the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder. (See Section III(1) below for additional information about the terms of the Option Exchange.)
          The Option Exchange is not a one-for-one exchange: the number of Replacement Options that you would receive in exchange for your Eligible Options if you participate in the Option Exchange will be determined by application of the exchange ratios (described below under Question 5) and will in all cases be less than the amount of Eligible Options being exchanged.
          Due to market fluctuations over time, the trading price of our common stock can be greater than, equal to or less than the exercise price of options. When the trading price of Leap common stock is greater than the exercise price of an option, exercising the option would result in an economic benefit because you are able to buy the shares at less than the then-prevailing trading price of the shares, which you may then choose to sell for the higher trading price. When the trading price of Leap common stock is less than the exercise price of the option, exercising the stock option and selling the purchased shares would result in an economic loss. The future value of your Eligible Options as compared to the Replacement Options you will receive by participating in the Option Exchange depends on a number of factors that are not possible to predict, including the market performance of our common stock, the timing of such performance and your continued employment through relevant vesting dates. Thus, the Replacement Options may or may not be more valuable to you than continuing to hold your Eligible Options into the future.
          You should read and carefully consider all of the information in this Offer to Exchange, including the section entitled “Risk Factors” beginning on page 14, before making a decision to participate in the Option Exchange.
Q2. Why is Leap making this Offer?
          We are making this Offer because the decline in our stock price over the last several years has reduced the effectiveness of using stock options to retain and motivate employees. A significant number of our employees hold options with exercise prices significantly above both the recent trading prices of Leap common stock and its average trading price over the prior twelve months. These options were originally granted to employees in order to motivate them to achieve key business objectives, to align the interests of our employees with those of our stockholders and to allow employees to benefit from our successes and increases in the value of our stock. We believe that many employees view their existing options as having little or no retentive or incentive value due to the significant difference between the exercise prices and the current trading price of our common stock. The market for key talent remains competitive and we believe that these underwater options do not provide adequate incentives to motivate, incentivize and retain our key contributors. The commitment and contributions of our employees are key to our success, and we want to recognize and reward performance that contributes to our long-term growth and provide awards that give you a meaningful stake in Leap.
          By making this Offer, we intend to revive the retentive and motivational value of stock option awards held by Eligible Employees. This Offer is also intended to help ensure we have sufficient shares available for future issuance under the Plans without increasing overhang by replacing outstanding Eligible Options surrendered in the Option Exchange with Replacement Options for a lesser number of shares. At the same time, the material components of the Option Exchange, such as the exclusion of Leap’s directors and executive officers from participation, the selection of an exercise price cut-off for Eligible Options, the exchange ratios for Replacement Options and the continued vesting requirement for the Replacement Options reflect our sensitivity toward protecting stockholder interests in the implementation of the Option Exchange. (See Section III(2) below for additional information.)
Q3. Which options are eligible for the Option Exchange?
          Options eligible for exchange in the Option Exchange are those that:
•	have an exercise price of at least $30.00 per share (or, if the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, an exercise price greater than such closing price); and
•	were granted under the 2004 Stock Plan or the 2009 Inducement Plan.
          Options meeting these criteria are eligible for exchange whether or not they are vested. (See Section III(1) below for additional information.)
Q4. Who is eligible to participate in the Option Exchange?
          You are eligible to participate in the Option Exchange only if you:
•	are an employee of Cricket on August 10, 2011 and remain continuously employed by Cricket through the Replacement Grant Date;

•	are not a member of Leap’s Board or an executive officer of Leap; and

•	hold at least one Eligible Option on August 10, 2011.
Q5. What are the exchange ratios and how were they set?
          The exchange ratios for the Option Exchange determine the number of Replacement Options an Eligible Employee will receive in exchange for his or her surrendered Eligible Options. The exchange ratios have been determined on a grant-by-grant basis and are intended to result in a fair value, for accounting purposes, of the Replacement Options that is approximately fifty percent of the fair value of the Eligible Options that are surrendered in the Option Exchange (based on valuation assumptions made at the commencement of the Offer). As a result, the grant of Replacement Options is expected to be accounting-expense neutral to Leap. We retained the services of Mercer, a consulting firm specializing in executive compensation matters, to determine the terms of the Replacement Options and exchange ratios appropriate to achieve this result. In developing the exchange ratios shown in the table below, Mercer used the Black-Scholes option pricing model to calculate the fair values of the Eligible Options, which are based on the exercise price and remaining term of the Eligible Options and the fair market value of Leap common stock (based on the closing price of Leap common stock as reported by the NASDAQ Global Select Market on August 5, 2011).
          The following table sets forth the total number of shares underlying Eligible Options, the exchange ratios and the number of Replacement Options that would be issued with respect to such Eligible Options in the Option Exchange (assuming 100% participation) for the ten largest groupings of Eligible Options by exercise price. The table also includes (i) the weighted-average exchange ratio for all other Eligible Options along with the weighted-average exercise price for such options and (ii) the weighted-average exchange ratio for all Eligible Options along with the weighted-average exercise price for such options. See Schedule D of this Offer to Exchange for a complete list of exchange ratios applicable to Eligible Options, listed by exercise price.

	Exercise Price		Exchange Ratio
Ten Largest Groupings of Eligible Options By Exercise Price	$84.24		12.53-for-1
	$61.09		10.34-for-1
	$60.62		10.66-for-1
	$54.48		5.86-for-1
	$51.51		6.31-for-1
	$45.69		4.80-for-1
	$37.91		3.60-for-1
	$37.56		4.57-for-1
	$34.89		9.77-for-1
	$32.97		3.35-for-1
All Other Eligible Options	$46.72	(1)	8.34-for-1(2)
Total Eligible Options	$48.75	(1)	7.64-for-1(2)

(1)	Represents a weighted-average exercise price for multiple grant dates. Actual exercise prices range from $30.05 to $92.43.

(2)	Represents a weighted-average exchange ratio for multiple grant dates. Actual exchange ratios range from 3.21-for-1 to 13.45-for-1.
          To illustrate how the exchange ratios work, assume that you have three existing unexercised options, each for 300 shares with corresponding exercise prices of $28.00, $51.51 and $60.62. If you elect to participate in the Option Exchange you will only be able to elect to exchange the existing options with exercise prices of $51.51 and $60.62, as the options in the first grant do not qualify as Eligible Options (see Question 3 above). Based on these facts and the exchange ratios listed in the table above, the table below illustrates the number of Replacement Options you would receive were you to participate in the Option Exchange:

	Shares
Exercise Price of	Subject to		Shares Subject to
Eligible Option	Eligible Option	Exchange Ratio	Replacement Option
$51.51	300	6.31-for-1	48
$60.62	300	10.66-for-1	28

Total	600		76
          To find out the exchange ratios that apply to your Eligible Options, log into the Option Exchange website at www.leapstockoptionexchange.com. Your Eligible Options, exchange ratios and Replacement Options have been loaded into the Option Exchange website, and the Exchange Simulator tool on the website (described in more detail in Question 19) allows you to model different hypothetical scenarios to see how your Replacement Options will be affected based on future potential movement in the price of Leap common stock. For purposes of simulating the hypothetical future value of your Replacement Options, the Exchange Simulator tool assumes a hypothetical exercise price for your Replacement Options of $6.45 per share, which was the closing sales price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011. The actual exercise price for your Replacement Options will be the closing sales price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. Therefore the actual value of your Replacement Options and the impact of future potential movements in the price of Leap common stock on your Replacement Options will vary from that shown on the Exchange Simulator tool.
          The vesting and exercisability schedules of the Replacement Options will be different than the vesting and exercisability schedules of your surrendered Eligible Options. None of the Replacement Options will be vested on the date of grant, regardless of whether your Eligible Options are partially or wholly vested. The Replacement Options will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the Replacement Grant Date and the remaining fifty percent vesting on the third anniversary of the Replacement Grant Date.
          Unless prohibited by law or applicable regulations, on the Replacement Grant Date tendered Eligible Options accepted for exchange will be cancelled and the Replacement Options will be granted under the 2004 Stock Plan. (See Sections III(1), (7) and (10) below for additional information.)
Q6. Why isn’t the exchange ratio set at one-for-one?
          The exchange ratios were determined using the Black-Scholes option pricing model based on, among other things, the closing price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011, and the exercise prices of the Eligible Options. We retained the services of Mercer to determine the terms and exchange ratios that would be intended to result in a fair value, for accounting purposes, of the Replacement Options that is approximately fifty percent of the fair value of the cancelled options they replace. This model is intended to avoid Leap incurring any additional accounting expense as a result of the Option Exchange. As an Eligible Employee, you have the opportunity to replace your current “underwater” Eligible Options with a lesser number of Replacement Options with an exercise price equal to the closing price per share of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date.
Q7. What will be the exercise price for my Replacement Options?
          The exercise price for the Replacement Options will be the closing price per share of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date.
          If the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, then any options you tendered in the Option Exchange that have an exercise price equal to or lower than that closing price will not be eligible for exchange and will no longer be considered “Eligible Options.” All such options will automatically be withdrawn from the Option Exchange without any action by you and will not be cancelled or exchanged for Replacement Options. Instead, all such options will retain their existing terms, exercise prices and vesting schedules. Any remaining Eligible Options will be cancelled and exchanged for Replacement Options.
Q8. When will the Replacement Options vest?

          Replacement Options will be completely unvested at the time of the new grant (regardless of whether the cancelled options were partially or wholly vested) and will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the Replacement Grant Date and the remaining fifty percent vesting on the third anniversary of the Replacement Grant Date. The Replacement Options will vest on each vesting date only if you remain an employee of Cricket through such date.
          In addition to the new option exercise price and new vesting schedule, Replacement Options are subject to the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder and will be forfeited if not vested at the time of your termination of service, unless otherwise provided by the administrator of the 2004 Stock Plan. (See Section III(7) below for additional information.)
Q9. What will be the other terms and conditions of my Replacement Options?
          The Replacement Options granted under the Option Exchange will be governed by the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder, with the new option exercise price and new vesting schedule. You are encouraged to consult the 2004 Stock Plan for complete information about the terms of the Replacement Options, which is available on the Option Exchange website at www.leapstockoptionexchange.com. Each Replacement Option will have a term of ten years from Replacement Grant Date, subject to earlier expiration of the option upon the termination of your employment with Cricket. (See Section III(7) below for additional information.)
Q10. Why can’t I just be granted additional options?
          Because of the large number of options with exercise prices of at least $30.00 per share, granting additional, incremental equity awards, would further increase our overhang and further dilute stockholder interests. In addition, granting additional options without cancelling any previously granted options would increase our non-cash operating expenses because we would need to expense both the new options and any remaining unrecognized compensation expense related to the Eligible Options, which would decrease our results of operations and which could negatively affect our stock price. Because we believe we must balance the interests of our stockholders and our employees, we designed the Option Exchange in a manner intended to ensure there will be no incremental accounting expense for the Replacement Options.
Q11. Can I exchange the remaining portion of an option grant that I have already partially exercised?
          Yes. All remaining outstanding, unexercised Eligible Options can be exchanged. If you have previously exercised a portion of your Eligible Options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be Eligible Options to be exchanged. The Replacement Option grant will only replace options that are cancelled upon the expiration of this Offer.
Q12. Can I select which portion of an option to exchange?
          No. You cannot partially tender an Eligible Option.
Q13. If I choose to participate, do I have to exchange all of my Eligible Options?
          Yes. You must elect to exchange all or none of your Eligible Options. If you later elect to withdraw from participation in the Option Exchange, you must withdraw all of your Eligible Options.
Q14. Can I exchange both vested and unvested options?
          Yes. You can exchange Eligible Options whether or not they are vested.
Q15. What happens if the closing price of Leap common stock on the Replacement Grant Date is higher than $30.00 per share?
          If the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, then any options you tendered in the Option Exchange that have an exercise price equal to or lower than that closing price will not be eligible for exchange and will no longer be considered “Eligible Options.” All such options will automatically be withdrawn from the Option Exchange without any action by you and will not be cancelled or exchanged for Replacement Options. Instead, all such options will retain their existing terms, exercise prices and vesting schedules. Any remaining Eligible Options will be cancelled and exchanged for Replacement Options.
Q16. Am I required to participate in the Option Exchange?
          No. This Option Exchange is VOLUNTARY and will allow Eligible Employees to choose whether to keep their existing Eligible Options at their existing exercise prices and vesting schedules or to exchange those options for a lesser number of Replacement Options with a new vesting schedule and an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date.
Q17. If I participate, what will happen to my exchanged options?
          Eligible Options that you surrender for exchange will be cancelled on the Replacement Grant Date. Cancelled options will be returned to the 2004 Stock Plan or 2009 Inducement Plan, as applicable, under which they were granted and will be available for new grants under the terms of the Plans. (See Section III(10) below for additional information.)
Q18. What happens if I choose not to participate in the Option Exchange?
          If you elect not to participate in the Option Exchange all options currently held by you will retain their existing terms, exercise prices and vesting schedules. (See Section III(1) below for additional information.)
Q19. What is the Exchange Simulator?
          The Exchange Simulator is a tool on the Option Exchange website at www.leapstockoptionexchange.com. It allows you to model different hypothetical scenarios based on future potential movement in the price of Leap common stock, so you can see how your individual options will be affected if you choose to participate in the Option Exchange. You can model as many different scenarios as you would like before making your final election. The Exchange Simulator tool is being provided to you for your convenience solely for the purpose of allowing you to see how your individual options would be affected by future potential movement in the price of Leap common stock if you choose to participate in the Option Exchange, and does not take into account all of the factors that you should consider in deciding whether to participate in the Option Exchange. For purposes of simulating the hypothetical future value of your Replacement Options, the Exchange Simulator tool assumes a hypothetical exercise price for your Replacement Options of $6.45 per share, which was the closing sales price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011. The actual exercise price for your Replacement Options will be the closing sales price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. Therefore the actual value of your Replacement Options and the impact of future potential movements in the price of Leap common stock on your Replacement Options will vary from that shown on the Exchange Simulator tool. The Exchange Simulator is only an aid and does not in any way change or supplement the terms of the Option Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the Option Exchange. (See Section III(3) below for additional information.)
Q20. What happens if some of my Eligible Options are subject to a domestic relations order, or comparable legal document, as the result of the end of a marriage?
          Any portion of an Eligible Option that is subject to a binding domestic relations order (or comparable legal document as the result of the end of a marriage) that has been delivered to Leap, and that is beneficially owned by a person who is not an Eligible Employee (e.g., an Eligible Employee’s ex-spouse), is not eligible to be exchanged in the Option Exchange (even if legal title to that portion of the stock option grant is held by an Eligible Employee). In this circumstance, only the portion of an Eligible Option that is beneficially owned by an Eligible Employee may be exchanged.
Q21. Can I tender Eligible Options that have been transferred to another person or a trust?
          Only options that are held by an Eligible Employee qualify as Eligible Options. If your Eligible Options have been transferred to a trust, and you have full authority to tender the transferred Eligible Options (for example, as a trustee or custodian), we will consider these options held by you, and thus you may elect to tender these transferred Eligible Options. If you elect to tender any transferred Eligible Options, you will be representing to us that you have full authority to tender these transferred Eligible Options. If you do not have full authority to tender transferred options, then you may not tender those options.
Q22. What if my employment is terminated before the Replacement Grant Date?
          If you are no longer employed with Cricket, whether voluntarily, involuntarily, or for any other reason, on the Replacement Grant Date, you will not be eligible to participate in the Option Exchange.
          Accordingly, if you are not an Eligible Employee of Cricket as described above on the Replacement Grant Date, even if you had elected to participate in the Option Exchange and had tendered your options for exchange, your tender will automatically be deemed withdrawn, and you will not participate in the Option Exchange. You will retain your outstanding options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested. (See Sections III(1) and (5) below for additional information.)
Q23. What if my employment is terminated before my Replacement Options vest?
          The Replacement Options will be subject to a three-year vesting schedule, as described in Question 8. If you exchange your Eligible Options, but leave Cricket after the Replacement Grant Date, whether voluntarily, involuntarily or for any other reason, your Replacement Options will cease vesting and any Replacement Options that are unvested at the time of termination of your employment cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2004 Stock Plan. With respect to any portion of your Replacement Options that have vested at the time of termination, you will generally have until the earlier of the expiration of the Replacement Option or three months from the date of your termination to exercise the vested portion of your Replacement Option. (See Section III(7) below for additional information.)
Q24. Am I eligible to receive future grants if I participate in the Option Exchange?
          We intend to continue to review our equity-based incentive programs from time to time. As a result of this review, we may decide to grant you additional equity incentives in the future, but any such grants are within our discretion.
Q25. What happens if my options end up underwater again? Is it likely that another offer similar to this one will be made in the future?
          We provide no assurance as to the price of our common stock at any time in the future, and it is possible that your options may end up underwater again. While the Compensation Committee of our Board evaluates our compensation programs periodically, there can be no assurance that we will offer another opportunity to exchange underwater options for replacement options in the future. (See Section III(2) below for additional information.)
Q26. Are there any conditions to this Offer?
          This Offer is subject to a number of conditions including the conditions described in Schedule A. This Offer is not conditioned upon a minimum aggregate number of options being tendered for exchange. (See Schedule A below for additional information.)
3. Questions about the Administration and Timing of the Option Exchange
Q27. How does the Option Exchange work?
          In the Option Exchange, we are offering to exchange Eligible Options for a lesser number of Replacement Options. The number of Replacement Options that you will receive by surrendering your Eligible Options is determined on a grant-by-grant basis by dividing the number of shares underlying the surrendered Eligible Options by the applicable exchange ratios (see Question 5 for more information about exchange ratios). We will not grant any Replacement Options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round the result to the nearest number of whole shares with respect to the Eligible Options on a grant-by-grant basis. The surrendered Eligible Options will be cancelled, and the Replacement Options will be granted under the 2004 Stock Plan, on the Replacement Grant Date. Participating in the Option Exchange requires Eligible Employees to make a voluntary election to tender all or none of his or her Eligible Options no later than 4:00 p.m. Pacific Time on September 14, 2011, unless this Offer is extended, after which time such election will be irrevocable (see Question 28 for instructions on how to submit your election).
Q28. How do I participate in this Offer?
          If you currently hold outstanding Eligible Options, you were sent an email with a link to the Option Exchange website, which is available at www.leapstockoptionexchange.com. Follow the instructions on the website to log into the site. This website contains important information about your Eligible Options, the exchange ratios applicable to your Eligible Options and your Replacement Options, and provides instructions on how to tender your outstanding Eligible Options in the Option Exchange.
          If you wish to exchange your Eligible Options in the Option Exchange, you must complete and submit your election online through the Option Exchange website by no later than 4:00 p.m. Pacific Time on September 14, 2011, unless the Offer is extended, after which time such election will be irrevocable. We will send you a confirmation of receipt of your election to participate in the Option Exchange by email within one business day following your election, and you can view and print a confirmation statement of your election at any time through the Option Exchange website. If you submit a change of election or withdrawal of election prior to the expiration of this Offer, we will send you confirmation of receipt of your new election by email within one business day. If your Eligible Options are properly tendered and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled.
          It is your responsibility to allow sufficient time to ensure timely submission of your election, changes of election and withdrawals online through the Option Exchange website. Only elections, changes of election and withdrawals submitted online through the Option Exchange website by 4:00 p.m. Pacific Time on the expiration date of the Offer will be accepted. If your election is not submitted by this deadline, you will be deemed to have rejected the Offer and you will not be able to participate in the Option Exchange, and all options currently held by you will retain their existing terms, exercise prices and vesting schedules. If you have technical difficulties with the Option Exchange website, please email optionexchange@cricketcommunications.com or call the Stock Administration Department at (858) 882-9035.
Q29. Can I submit my election by email, fax or mail?
          No. You must submit your election online through the Option Exchange website if you wish to participate in the Option Exchange. If you have technical difficulties with the Option Exchange website, please email optionexchange@cricketcommunications.com or call the Stock Administration Department at (858) 882-9035.
Q30. Can I access the Option Exchange website from home?
          Yes, you can access the Option Exchange website from any computer with internet access at the following address: www.leapstockoptionexchange.com. Follow the instructions on the website to log into the site.
Q31. How do I find out the details about my existing Eligible Options?
          You can find out information about your Eligible Options by logging into the Option Exchange website at www.leapstockoptionexchange.com. Your Eligible Options, exchange ratios and Replacement Options have been loaded into the Option Exchange website, and the Exchange Simulator tool on the website (described in more detail in Question 19) allows you to model different hypothetical scenarios to see how your Replacement Options will be affected based on future potential movement in the price of Leap common stock. In addition, you can check your E*TRADE Financial Brokerage account for the current status of your options, email optionexchange@cricketcommunications.com or call the Stock Administration Department at (858) 882-9035.

Q32. What is the deadline to tender my Eligible Options? How will I know if the Offer is extended?
          The deadline to participate in the Option Exchange is 4:00 p.m. Pacific Time on September 14, 2011, unless the Offer is extended. This means that you must submit your election to tender your Eligible Options online through the Option Exchange website before that time. We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration of this Offer. If this Offer is extended, you must submit your election before the extended expiration of this Offer.
          We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all Eligible Options properly and timely tendered for exchange that are not validly withdrawn prior to 4:00 p.m. Pacific Time on the expiration date. (See Section III(3) below for additional information.)
Q33. What will happen if I do not submit my election by the deadline?
          If you do not submit your election online through the Option Exchange website by 4:00 p.m. Pacific Time on the expiration date of the Offer, then you will be deemed to have rejected the Offer and you will not be able to participate in the Option Exchange. All options currently held by you will retain their existing terms, exercise prices and vesting schedules. (See Section III(1) below for additional information.)
Q34. How do I withdraw or change my previous election and what is the deadline for withdrawing or changing my election?
          You can withdraw or change your previously submitted election at any time on or before 4:00 p.m. Pacific Time on September 14, 2011, unless this Offer is extended. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended expiration of this Offer. To withdraw or change your previously submitted election, you must submit a new election online through the Option Exchange website at www.leapstockoptionexchange.com. We will send you confirmation of receipt of your new election by email within one business day following your new election. It is your responsibility to confirm that we have received your correct election before 4:00 p.m. Pacific Time on the expiration date of the Offer. In all cases, the last election submitted and received by us through the Option Exchange website prior to the deadline will prevail. (See Section III(4) below for additional information.)
          After 4:00 p.m. Pacific Time on the expiration date of this Offer, you will not be permitted to withdraw or change your most recent election validly made through the Option Exchange website.
Q35. What if I am on vacation or leave of absence during the Offer? Can I still participate?
          Yes, but you must complete and submit your election by no later than 4:00 p.m. Pacific Time on September 14, 2011, unless the Offer is extended. It is your responsibility to allow sufficient time to ensure timely submission of your election to us through the Option Exchange website.
Q36. How does Leap determine whether an Eligible Option has been properly tendered for exchange?
          After the expiration of this Offer we will accept all properly tendered Eligible Options that have not been validly withdrawn. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or were not timely made. We also reserve the right, in our discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Options that we do not accept for exchange will remain outstanding and retain their existing terms, exercise prices and vesting schedules.
Q37. When will I receive my Replacement Options?

          We will grant the Replacement Options on the Replacement Grant Date, at the same time that we cancel Eligible Options surrendered for exchange. The Replacement Grant Date will be September 14, 2011, unless the Offer is extended. Your Replacement Options will be posted to your E*TRADE Financial Brokerage account as soon as administratively practicable after the Replacement Grant Date. (See Section III(5) below for additional information.)
Q38. Can I exercise my current stock options during the Offer period?
          Yes. During the Offer you may exercise any of your vested stock options that are not Eligible Options. You may also exercise any of your vested Eligible Options if you have not elected to exchange your Eligible Options in the Option Exchange. If you have elected to participate in the Option Exchange and wish to exercise any of your Eligible Options during the Offer period, you must first withdraw your election to participate in the Option Exchange (see Question 34).
Q39. What happens if Leap is subject to a change in control AFTER the Replacement Options are granted?
          We reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of Leap and our stockholders. It is possible that, after the grant of Replacement Options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of Leap will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.
          The Replacement Options will be subject to the change in control vesting acceleration provisions under the 2004 Stock Plan. To obtain information about these provisions, you can refer to the 2004 Stock Plan and related prospectus, both of which are available on the Option Exchange website at www.leapstockoptionexchange.com. A copy of the 2004 Stock Plan can also be found with our public filings on the SEC’s internet site at www.sec.gov.
Q40. What happens if Leap is subject to a change in control BEFORE the Replacement Options are granted?
          We reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of Leap and our stockholders. It is possible that, prior to the grant of Replacement Options, we might effect or enter into a change in control transaction. In connection with any such transaction, Leap may determine to terminate this Offer and your right to receive Replacement Options under this Offer. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, you would retain your original options subject to their original terms. Those options would then be treated in the same manner as other outstanding Leap options in the transaction. (See Section III(2) below for additional information.)
Q41. Are there other circumstances where I would not be granted Replacement Options?
          Yes. Even if we accept your tendered options, we will not grant Replacement Options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the expiration date of the Offer, you will not be granted Replacement Options, if at all, until all necessary government approvals have been obtained. (See Section III(11) below for additional information.)
4. Other Important Questions
Q42. What are the tax consequences of my participation in the Option Exchange?
          If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your Eligible Options are cancelled or when the Replacement Options are granted. Tax consequences may vary depending on each individual’s circumstances. Included as part of this Offer to Exchange is information regarding the material U.S. federal tax consequences of participation in the Offer in the United States. You should review these disclosures carefully before deciding whether or not to participate in the Offer. Each of you is in a different financial situation, and we cannot provide tax advice. You are advised to consult with your personal financial and tax advisors before deciding whether or not to participate in the Option Exchange. (See Section III(12) below for additional information.)
Q43. Does participating in the Option Exchange involve any risks?
          Yes. Participating in the Option Exchange involves a number of risks, including the risk that the price of Leap common stock may increase to such an extent in the future that the Eligible Options cancelled in the Option Exchange might have been worth more than the Replacement Options granted in exchange for them, the risk that you may not satisfy the vesting conditions of the Replacement Options that are granted in exchange for Eligible Options that are, or would have become, vested, and the risk that the trading prices of our common stock may in the future be lower than the exercise price of the Replacement Options.
          No assurances or predictions can be made about the future price of our common stock. In evaluating the Offer, you should keep in mind that the future performance of our common stock and the value of your options will depend upon, among other factors, the overall economic environment, the performance of the overall stock market and companies in the telecommunications sector, and the performance of our business, and you should also keep in mind the possibility that your options may remain underwater, may not become exercisable and/or may terminate if your employment terminates. Accordingly, there are also risks associated with keeping your Eligible Options and deciding not to participate in the Option Exchange.
          For more information about the risks of participating in the Option Exchange, please review the section entitled “Risk Factors” beginning on page 14.
Q44. How should I decide whether or not to participate?
          The decision to participate must be each individual’s personal decision, and it will depend largely on each individual’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own common stock, and our business. Your Eligible Options, exchange ratios and Replacement Options have been loaded into the Option Exchange website, and the Exchange Simulator tool on the website (described in more detail in Question 19) allows you to model different hypothetical scenarios to see how your Replacement Options will be affected based on future potential movement in the price of Leap common stock. You can model as many different scenarios as you would like before making your final election. For purposes of simulating the hypothetical future value of your Replacement Options, the Exchange Simulator tool assumes a hypothetical exercise price for your Replacement Options of $6.45 per share, which was the closing sales price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011. The actual exercise price for your Replacement Options will be the closing sales price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. Therefore the actual value of your Replacement Options and the impact of future potential movements in the price of Leap common stock on your Replacement Options will vary from that shown on the Exchange Simulator tool.
(See Section III(3) below for additional information.)
          The Option Exchange does carry risk, and there are no guarantees of our future common stock performance or the price of our common stock on the Replacement Grant Date. The Replacement Options may be underwater at some point or at all times following the Replacement Grant Date. (See Section III(15) below for additional information.)
          You are advised to consult with your personal financial and tax advisors before deciding whether or not to participate in the Option Exchange.
Q45. What do the officers and the members of Leap’s Board think of this Offer?
          Although our Board has approved this Offer, neither our officers nor the members of our Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Members of Leap’s Board and executive officers of Leap are not allowed to participate in the Option Exchange because they are not Eligible Employees.
Q46. Who can I talk to if I have questions regarding the Option Exchange?

          You should direct any questions about the Offer or requests for assistance (including requests for additional copies of any documents relating to this Offer) to the Stock Administration Department by email to optionexchange@cricketcommunications.com or by phone at (858) 882-9035. However, you must make your own decision regarding whether to tender your Eligible Options for exchange in the Option Exchange.

II. RISK FACTORS
          Participating in the Option Exchange involves a number of risks and uncertainties. Conversely, there are risks associated with keeping your Eligible Options and deciding not to exchange them for Replacement Options. We describe some of those risks below. In addition, we describe other risks affecting our company in our Annual Report on Form 10-K for the period ended December 31, 2010, as well as our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, which are incorporated by reference into this Offer to Exchange. See Section III(15) for information about how to obtain copies of these filings. You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Option Exchange. We also strongly urge you to read Sections III(12) and III(16) of this Offer to Exchange regarding material U.S. federal income tax consequences and forward-looking statements, as well as the rest of the Offer to Exchange, for a more in-depth discussion of the risks that may apply to you before deciding whether to participate in the Option Exchange. The following discussion should be read in conjunction with the financial information in Schedule C, as well as our consolidated financial statements included on our most recent Forms 10-K and 10-Q.
1. Risks Related to the Option Exchange
If You Exchange Eligible Options for Replacement Options in the Offer and Your Employment with Cricket Terminates Before the Replacement Options Fully Vest, You Will Likely Forfeit any Unvested Portion of Your Replacement Options.
          If you elect to participate in the Option Exchange, none of the Replacement Options will be vested on the date of grant, regardless of whether the Eligible Options surrendered in the Option Exchange were partially or wholly vested. The Replacement Options will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the Replacement Grant Date and the remaining fifty percent vesting on the third anniversary. Generally, if your employment with Cricket terminates, your Replacement Options will cease vesting, and any Replacement Options that are unvested at the time of termination of your employment cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2004 Stock Plan. Accordingly, if you exchange Eligible Options for Replacement Options in the Option Exchange and your employment with Cricket terminates before the Replacement Options fully vest, you will likely forfeit any unvested portion of your Replacement Options even if the Eligible Options surrendered in the Option Exchange were vested at the time of the exchange.
          Nothing in the Offer should be construed to confer upon you the right to remain an employee of Cricket. The terms of your employment with Cricket remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the Replacement Grant Date or thereafter.
If the Price of Our Common Stock Increases in the Future, the Value of the Replacement Options that You Receive in the Offer May Be Less Than the Value of the Eligible Options that You Surrendered in the Option Exchange.
          Because the Option Exchange is not based on a one-for-one exchange ratio and you receive a lesser number of Replacement Options in exchange for Eligible Options surrendered for exchange, it is possible that in the future your surrendered Eligible Options would have been economically more valuable than the Replacement Options granted in the Option Exchange. For example, assume, for illustrative purposes only, that you exchange Eligible Options exercisable for 1,000 shares with an exercise price $35.00 per share and a remaining term of four years and receive Replacement Options exercisable for 150 shares with an exercise price of $15.00 per share. Assume further that in three years the trading price of our common stock has increased to $40.00 per share. Under this example, if you had retained and exercised your Eligible Options and then sold the subject shares at $40.00 per share, you would have realized a pre-tax gain of $5,000. If you exchanged your Eligible Options and then exercised and sold the shares subject to your Replacement Options, however, you would realize a pretax gain of only $3,750.

The Exchange Ratios Used in the Option Exchange May Not Accurately Reflect the Value of Your Eligible Options and/or the Replacement Options at the Time of Their Exchange.
          The exchange ratios for Eligible Options were set prior to the commencement of this Offer and were based on the Black-Scholes valuation method, a valuation method that we apply for accounting purposes and that relies on numerous assumptions. In calculating the applicable exchange ratios, we considered the fair market value of Leap common stock (based on the closing price of Leap common stock as reported by the NASDAQ Global Select Market on August 5, 2011), which may be higher or lower than the closing price for our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. If a different method or different assumptions had been used, or if the exchange ratios had been calculated as of a different date, the exchange ratio applicable to any given Eligible Option may have been different from the exchange ratio that applies in the Option Exchange. Although the exchange ratios are intended to result in a fair value, for accounting purposes, of Replacement Options that is approximately fifty percent of the fair value of the surrendered Eligible Options they replace, the valuation method that was used to establish the exchange ratios estimated the fair value of options only as of the date the exchange ratios were calculated and is not a prediction of the future value of Eligible Options or Replacement Options on the Replacement Grant Date or otherwise.
If the Price of Our Common Stock Decreases After the Replacement Grant Date, You Will Not Be Able to Realize any Gain from the Exercise of Your Replacement Options.
          The Replacement Options will have an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. If the trading price of our common stock decreases after the Replacement Grant Date, the exercise price of your Replacement Options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your Replacement Options. The trading price of our common stock has been volatile and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the Replacement Grant Date.
If Leap is Acquired by, Merges with or Acquires Another Company, the Value of the Replacement Options that You Receive May Be Less than the Value of the Eligible Options that You Surrendered in the Option Exchange.
          A transaction involving Leap, such as a merger or other acquisition, could have a substantial effect on our common stock price, including significantly increasing the price. Depending on the structure and terms of this type of transaction, Eligible Employees who elect to participate in the Option Exchange might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those Eligible Employees who did not participate in the Option Exchange and retained their Eligible Options.
          Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. Generally, if your employment with Cricket terminates, your Replacement Options will cease vesting, and any Replacement Options that are unvested at the time of termination of your employment cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2004 Stock Plan. Accordingly, if you exchange Eligible Options for Replacement Options in the Option Exchange and your employment with Cricket terminates before the Replacement Options fully vest, you would forfeit any unvested portion of your Replacement Options even if the Eligible Options surrendered in the Option Exchange were vested at the time of the exchange. Finally, there is no certainty as to how options, and in particular unvested options, would be treated in any such merger or acquisition. Thus, it is possible that the treatment of Replacement Options in any such transaction may be less favorable than the treatment of Eligible Options.
If You Are Subject to Non-U.S. Tax Laws, even if You are a Resident of the United States, There May Be Tax, Social Insurance or Other Consequences for Participating in the Option Exchange.
          If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

2. Risks Related to Our Business and Common Stock
          You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section III(15) for additional information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

III. THIS OFFER
1. Eligibility; Number of Options; Expiration Time
          Upon the terms and subject to the conditions of this Offer as set forth in this Offer to Exchange, this Option Exchange constitutes our offer to exchange existing Eligible Options for a lesser number of Replacement Options to purchase common stock, and that are properly tendered for exchange and not validly withdrawn in accordance with Section III(4) of this Offer to Exchange before the “expiration time,” as defined below.
     Eligible Options. Options eligible for the Option Exchange are those that:
•	have an exercise price of at least $30.00 per share (or, if the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, an exercise price greater than such closing price); and

•	were granted under the 2004 Stock Plan or the 2009 Inducement Plan.
     Eligible Employees. You are eligible to participate in the Option Exchange only if you:
•	are an employee of Cricket on August 10, 2011 and remain continuously employed by Cricket through the Replacement Grant Date;

•	are not a member of Leap’s Board or an executive officer of Leap; and

•	hold at least one Eligible Option on August 10, 2011.
          The outstanding options that you hold under the Plans give you the right to purchase our common stock once you exercise those options by paying the applicable exercise price. Thus, when we use the term “option” in connection with this Offer, we refer to the actual options you hold to purchase our common stock and not the shares underlying those options.
          If you are not an Eligible Employee (as described above) on the Replacement Grant Date, even if you had elected to participate in the Option Exchange and had tendered your Eligible Options for exchange, your tender will automatically be deemed withdrawn and you will not participate in the Option Exchange. You will retain your outstanding options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your existing outstanding options during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested.
          If you are eligible and choose to participate, you must elect to exchange all or none of your Eligible Options under the Plans. If you have previously exercised a portion of your Eligible Options granted on a single grant date with the same grant number and at the same exercise price, only the portion of Eligible Options that have not yet been exercised will be eligible to be exchanged in the Option Exchange.
          If you properly tender your Eligible Options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of Replacement Options determined using the exchange ratios applicable to your Eligible Options, subject to adjustments for any future share splits, share dividends and similar events, in accordance with the terms of the 2004 Stock Plan.
          The following table sets forth the total number of shares underlying Eligible Options, the exchange ratios and the number of Replacement Options that would be issued with respect to such Eligible Options in the Option Exchange (assuming 100% participation) for the ten largest groupings of Eligible Options by exercise price. The table also includes (i) the weighted-average exchange ratio for all other Eligible Options along with the weighted-average exercise price and weighted-average remaining term for such options and (ii) the weighted-average exchange ratio for all Eligible Options along with the weighted-average exercise price and weighted-average remaining term for such options. See Schedule D of this Offer to Exchange for a complete list of exchange ratios applicable to Eligible Options, listed by exercise price.

								Total Replacement
								Options to be
					Total Shares			Granted (Assuming
			Remaining		Underlying			100%
	Exercise Price		Term		Options	Exchange Ratio		Participation)(1)
Ten Largest Groupings of Eligible Options By Exercise Price	$84.24		5.84	yrs	106,833	12.53-for-1		8,526
	$61.09		5.47	yrs	75,009	10.34-for-1		7,257
	$60.62		5.37	yrs	79,600	10.66-for-1		7,465
	$54.48		6.76	yrs	77,500	5.86-for-1		13,223
	$51.51		6.38	yrs	207,700	6.31-for-1		32,917
	$45.69		7.00	yrs	140,100	4.80-for-1		29,188
	$37.91		7.77	yrs	61,500	3.60-for-1		17,084
	$37.56		6.54	yrs	119,500	4.57-for-1		26,121
	$34.89		4.11	yrs	121,250	9.77-for-1		12,410
	$32.97		7.69	yrs	70,000	3.35-for-1		20,918
All Other Eligible Options	$46.72	(2)	5.51	yrs(3)	725,641	8.34-for-1	(4)	101,778

Total Eligible Options	$48.75	(2)	5.93	yrs(3)	1,784,633	7.64-for-1	(4)	276,886

(1)	Actual numbers differ from implied calculations, due to effects of rounding.

(2)	Represents a weighted-average exercise price for multiple grant dates. Actual exercise prices range from $30.05 to $92.43.

(3)	Represents a weighted-average remaining term for multiple grant dates. Actual remaining terms range from 3.97 years to 7.86 years.

(4)	Represents a weighted-average exchange ratio for multiple grant dates. Actual exchange ratios range from 3.21-for-1 to 13.45-for-1.
          The exchange ratios apply on a grant-by-grant basis. Thus, if you have multiple grants with different exercise prices, then each grant will have a specific exchange ratio applicable to that grant.
          To find out the exchange ratios that apply to your Eligible Options, log into the Option Exchange website at www.leapstockoptionexchange.com. Your Eligible Options, exchange ratios and Replacement Options have been loaded into the Option Exchange website, and the Exchange Simulator tool on the website allows you to model different hypothetical scenarios to see how your Replacement Options will be affected based on future potential movement in the price of Leap common stock. For purposes of simulating the hypothetical future value of your Replacement Options, the Exchange Simulator tool assumes a hypothetical exercise price for your Replacement Options of $6.45 per share, which was the closing sales price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011. The actual exercise price for your Replacement Options will be the closing sales price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. Therefore the actual value of your Replacement Options and the impact of future potential movements in the price of Leap common stock on your Replacement Options will vary from that shown on the Exchange Simulator tool.
          We will not grant any Replacement Options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round the result to the nearest number of whole shares with respect to the Eligible Options on a grant-by-grant basis.
          Unless prevented by law or applicable regulations, Eligible Options tendered for exchange will be accepted for cancellation and be replaced with Replacement Options granted under the 2004 Stock Plan. The Replacement Options will have a new exercise price, new vesting schedule, will cover a lesser number of shares of our common stock and will have a term of ten years from the Replacement Grant Date, subject to earlier expiration of the option upon your termination of service. The other terms and conditions of the Replacement Options will be governed by the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder. All Replacement Options will be non-qualified stock options granted under our 2004 Stock Plan.

          The vesting and exercisability schedules of the Replacement Options will be different from the vesting and exercisability schedules of your surrendered Eligible Options. None of the Replacement Options will be vested on the date of grant, regardless of whether your Eligible Options are partially or wholly vested. The Replacement Options will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the Replacement Grant Date and the remaining fifty percent vesting on the third anniversary of the Replacement Grant Date.
          The Replacement Options will have an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date.
          The term “expiration time” means 4:00 p.m. Pacific Time on September 14, 2011, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this Offer, as so extended, expires. See Section III(13) of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend this Offer.
          For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.
2. Purpose of this Offer
          It has been our long-standing practice to grant equity awards from time to time to eligible employees as a substantial component of their at-risk compensation in order to motivate them to achieve key business objectives that we believe create long-term stockholder value. Stock options have historically been a significant part of these equity awards. As an award of equity, stock options align the interests of our employees with those of our stockholders and allow employees to benefit from our successes and increases in the value of our stock.
          The decline in our stock price over the last several years, however, has reduced the effectiveness of using stock options to retain and motivate employees because a considerable number of Eligible Employees hold options with exercise prices significantly above both the recent trading prices of our common stock and its average trading price over the prior twelve months. As of August 5, 2011, approximately 100% of all stock options held by participants in the Plans were underwater and 59% had a per share exercise price equal to or greater than $30.00.
          We continue to believe that equity awards are an important component of our compensation program. However, we believe that many employees view their existing options as having little or no retentive or incentive value due to the significant difference between the exercise prices and the current market price of our common stock. The market for key talent remains competitive and we believe that these underwater options do not provide adequate incentives to motivate, incentivize and retain our key contributors.
          By making this Offer, we intend to revive the retentive and motivational value of stock option awards held by Eligible Employees. At the same time, the material components of the Option Exchange, such as the exclusion of directors and executive officers from participation, the selection of an exercise price cut-off for Eligible Options, the exchange ratios for Replacement Options and the continued vesting requirement for the Replacement Options reflect our sensitivity toward protecting stockholder interests in the implementation of the Option Exchange.
          We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board and that could significantly affect the price of our common stock. If we engage in such a transaction or transactions prior to the Replacement Grant Date, our common stock price could increase (or decrease) and the exercise price of the Replacement Options could be at or near the exercise price of Eligible Options you elect to have cancelled as part of this Offer. The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Replacement Grant Date. You will be at risk of any increase in our common stock price during the period prior to the Replacement Grant Date for these and other reasons.
          We reserve the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of Leap and our stockholders. This could include terminating your right to receive Replacement Options under this Offer. If we were to terminate your right to receive Replacement Options under this Offer in connection with such a transaction, Eligible Employees who have exchanged options for cancellation pursuant to this Offer would not receive options to purchase securities of the acquiror or any other consideration for their Eligible Options surrendered for exchange. Instead, you would retain your original options subject to their original terms. We may also pursue business expansion efforts that could include the launch of additional new product and service offerings, the acquisition of additional spectrum through private transactions or Federal Communications Commission auctions, the build-out and launch of new markets, entering into partnerships with others or the acquisition of other wireless communications companies or complementary businesses.
          Subject to the foregoing, and except as otherwise disclosed in this Offer or in Leap’s filings with the SEC, as of the date hereof, we have no present plans, proposals or negotiations that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our wholly owned subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our wholly owned subsidiaries;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from any national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.
          Neither we nor our Board makes any recommendation as to whether you should elect to exchange your Eligible Options in the Option Exchange, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information provided in connection with this Offer, including the section entitled “Risk Factors” beginning on page 14 of this Offer to Exchange, before making a decision to participate in the Option Exchange. You must make your own decision whether to elect to exchange your Eligible Options.
3. Procedures for Electing to Exchange Options
          Proper Exchange of Options. If you currently hold outstanding Eligible Options, upon commencement of the Offer you were sent an email with a link to the Option Exchange website, which is available at www.leapstockoptionexchange.com. Follow the instructions on the website to log into the site. This website contains important information about your Eligible Options, the exchange ratios applicable to your Eligible Options and your Replacement Options, and provides instructions on how to tender your outstanding Eligible Options in the Option Exchange.
          If you wish to exchange your Eligible Options in the Option Exchange, you must complete and submit your election online through the Option Exchange website by no later than 4:00 p.m., Pacific Time on September 14, 2011, unless the Offer is extended, after which time such election will be irrevocable. We will send you a confirmation of receipt of your election to participate in the Option Exchange by email within one business day following your election, and you can view and print a confirmation statement of your election at any time through the Option Exchange website. If you submit a change of election or withdrawal of election, prior to the expiration of this Offer, we will send you confirmation of receipt of your new election by email within one business day. If your Eligible Options are properly tendered and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this Offer. The final confirmation notice will confirm that your Eligible Options have been accepted for exchange and cancelled.
          It is your responsibility to allow sufficient time to ensure timely submission of your election, changes of election and withdrawals online through the Option Exchange website. Only elections, changes of election and withdrawals submitted online through the Option Exchange website by 4:00 p.m. Pacific Time on the expiration date of the Offer will be accepted. If your election is not submitted by this deadline, you will be deemed to have rejected the Offer and you will not be able to participate in the Option Exchange, and all options currently held by you will retain their existing terms, exercise prices and vesting schedules. If you have technical difficulties with the Option Exchange website, please email optionexchange@cricketcommunications.com or call the Stock Administration Department at (858) 882-9035.
          The Exchange Simulator tool on the Option Exchange website allows you to model different hypothetical scenarios regarding the future trading prices of Leap common stock and see the effect of changes in trading prices on the potential future values of your Replacement Options. The Exchange Simulator tool does not calculate the actual future value of Replacement Options, as the values generated by the tool depend on your estimate of the future value of our stock and do not take into account all relevant factors that may affect the actual value or any applicable taxes. Further, for purposes of simulating the hypothetical future value of your Replacement Options, the Exchange Simulator tool assumes a hypothetical exercise price for your Replacement Options of $6.45 per share, which was the closing sales price of our common stock as reported by the NASDAQ Global Select Market on August 5, 2011. The actual exercise price for your Replacement Options will be the closing sales price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date. Therefore the actual value of your Replacement Options and the impact of future potential movements in the price of Leap common stock on your Replacement Options will vary from that shown on the Exchange Simulator tool. The Exchange Simulator tool is being provided to you solely for your convenience for the purpose of providing you with limited mathematical simulations of the potential value that could be received from exchanging your Eligible Options, and does not take into account all of the factors that you should consider in deciding whether to participate in the Option Exchange. The Exchange Simulator is only an aid and does not in any way change or supplement the terms of Option Exchange, nor does it constitute a recommendation as to whether you should or should not participate in the Option Exchange.
          Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither Leap nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
          Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of the Eligible Options that you elect to exchange pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer.
          Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered options that have not been validly withdrawn.
4. Withdrawal Rights and Changes of Elections
          You can only withdraw or change your election in accordance with the provisions of this Section III(4).

          You can withdraw or change your previously submitted election at any time prior to the expiration time. In addition, although we intend to accept all validly tendered Eligible Options immediately after the expiration of this Offer, if we have not accepted your Eligible Options within forty business days after the commencement of this Offer, you may withdraw your tendered options at any time thereafter.
          To validly withdraw or change your previously submitted election, you must submit a new election online through the Option Exchange website at www.leapstockoptionexchange.com. We must receive the new election before the expiration time. If you submit a change of election or withdrawal of election prior to the expiration of this Offer, we will send you confirmation of receipt of your new election by email within one business day.
          Providing us with a properly completed new election that indicates that Eligible Options that were previously tendered for exchange are withdrawn, submitted through the Option Exchange website in the same manner as your original election will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all of your Eligible Options. If you withdraw your Eligible Options, then they will thereafter be deemed not properly tendered for exchange for purposes of this Offer unless you properly submit a new election to exchange your Eligible Options online through the Option Exchange website in the manner described in Section III(3) of this Offer to Exchange as if you were electing to exchange your Eligible Options for the first time. In all cases, the last election properly submitted and received by us through the Option Exchange website prior to the expiration time will prevail.
          If the closing price of our common stock on the Replacement Grant Date is higher than $30.00 per share, then any options you tendered in the Option Exchange that have an exercise price equal to or lower than that closing price will not be eligible for exchange and will no longer be considered “Eligible Options.” All such options will automatically be withdrawn from the Option Exchange without any action by you, and will not be cancelled or exchanged for Replacement Options. Instead, all such options will retain their existing terms, exercise prices and vesting schedules. Any remaining Eligible Options will be cancelled and exchanged for Replacement Options.
          Neither Leap nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.
5. Acceptance of Options for Exchange and Grant of Replacement Options
          Upon the terms and subject to the conditions of this Offer, including those conditions listed on Schedule A, all properly tendered Eligible Options that we accept pursuant to the Option Exchange will be cancelled on the expiration date of this Offer, currently scheduled for 4:00 p.m. Pacific Time on September 14, 2011, and Eligible Options surrendered for exchange will no longer be exercisable after that time. We will grant the Replacement Options under the 2004 Stock Plan on the date that we cancel the options accepted for exchange, which will be the expiration date of this offer, provided that you remain an employee of Cricket on such date. You will receive a confirmation notice promptly following the expiration time confirming that your Eligible Options have been accepted for exchange and cancelled.
          If you are no longer an employee of Cricket, whether voluntarily, involuntarily or for any other reason, on the Replacement Grant Date, you will not be eligible to participate in the Option Exchange. Accordingly, if you are not an Eligible Employee of Cricket on the Replacement Grant Date, even if you had elected to participate in the Option Exchange and had tendered your Eligible Options for exchange, your tender will automatically be deemed withdrawn and you will not participate in the Option Exchange. You will retain your outstanding options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested.
          For purposes of this Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered for exchange and not properly withdrawn prior to the expiration time when we give written notice to the option holders of our acceptance for exchange of such options. Such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this Offer, surrendered Eligible Options will be cancelled and Replacement Options will be granted on the Replacement Grant Date. Your Replacement Options

will be posted to your E*TRADE Financial Brokerage account as soon as administratively practicable after the Replacement Grant Date.
6. Price Range of Shares of Common Stock Underlying the Options
          Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “LEAP.” The following table sets forth the high and low closing prices per share of our common stock on the NASDAQ Global Select Market for the quarterly periods indicated.

	HIGH	LOW
Year Ended December 31, 2009
First Quarter	$38.49	$23.27
Second Quarter	41.05	30.87
Third Quarter	30.55	15.85
Fourth Quarter	18.13	12.25
Year Ended December 31, 2010
First Quarter	$18.89	$13.03
Second Quarter	18.89	12.98
Third Quarter	13.45	9.73
Fourth Quarter	12.59	10.71
Year Ending December 31, 2011
First Quarter	$15.65	$11.64
Second Quarter	17.20	14.72
Third Quarter (through August 5, 2011)	16.79	6.45
          As of August 5, 2011, the last reported sale price of our common stock, as reported by the NASDAQ Global Select Market, was $6.45 per share.
          We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Option Exchange and tender your Eligible Options for exchange. The exercise price of the Replacement Options will be the closing sales price of our common stock on the Replacement Grant Date, as reported by the NASDAQ Global Select Market.
7. Source and Amount of Consideration; Terms of Replacement Options
          Consideration. We will grant Replacement Options, subject to applicable laws and regulations, to purchase common stock under the 2004 Stock Plan in exchange for outstanding Eligible Options properly tendered for exchange and accepted by us. The number of shares of common stock subject to the Replacement Options to be granted to each option holder will be determined pursuant to established exchange ratios as described above, subject to adjustments in accordance with the terms of the 2004 Stock Plan for any share splits, share dividends and other events affecting the common stock. See Schedule D of this Offer to Exchange for a complete list of exchange ratios applicable to Eligible Options, listed by exercise price. We will not grant any Replacement Options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round the result to the nearest whole number of shares with respect to each option on a grant-by-grant basis.
          Terms of Replacement Options. The terms of the Replacement Options are expected to be substantially similar to the related tendered options cancelled in the exchange, except that:
•	the Replacement Options will be granted on the Replacement Grant Date;

•	the Replacement Options will have an exercise price equal to the closing price of our common stock as reported by the NASDAQ Global Select Market on the Replacement Grant Date;

•	the Replacement Options will be completely unvested at the time of the new grant (regardless of whether the cancelled options were partially or wholly vested) and will vest over three years, with twenty-five percent of the total number of shares subject to the replacement stock option grant vesting on each of the first and second anniversaries of the replacement grant and the remaining fifty percent vesting on the third anniversary. The Replacement Options will vest on each vesting date only if you remain an employee of Cricket on such date;

•	each Replacement Option will have a term of ten years from the Replacement Grant Date, subject to earlier expiration of the option upon your termination of service (see the paragraph titled “Exercise” below for additional details);

•	all Replacement Options will be treated under U.S. Internal Revenue Code as non-qualified stock options granted under our 2004 Stock Plan; and

•	the number of shares underlying the Replacement Options will be determined using exchange ratios as described above.
          The other terms and conditions of the Replacement Options will be governed by the terms and conditions of the 2004 Stock Plan and the stock option agreements entered into thereunder. The terms and conditions of your existing Eligible Options are set forth in the respective 2004 Stock Plan or 2009 Inducement Plan pursuant to which the options were granted. The description of the Replacement Options set forth herein is only a summary of some of the material provisions of the 2004 Stock Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2004 Stock Plan, which is available through the Option Exchange website at www.leapstockoptionexchange.com. Copies of the 2004 Stock Plan and the 2009 Inducement Plan can also be found in our public filings on the SEC’s internet site at www.sec.gov. See Section III(15) of this Offer to Exchange for additional information about how to access our filings.
          Exercise. Generally, you may exercise the vested portion of your Replacement Option at any time. If, however, you exchange your Eligible Options, but leave Cricket after the Replacement Grant Date, whether voluntarily, involuntarily or for any other reason, your Replacement Options will cease vesting and any Replacement Options that are unvested at the time of termination of your employment cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2004 Stock Plan. With respect to any portion of your Replacement Options that have vested at the time of termination, you will generally have until the earlier of the expiration of the Replacement Option or three months from the date of your termination to exercise the vested portion of your Replacement Option.
          U.S. Federal Income Tax Consequences. You should refer to Section III(12) of this Offer to Exchange for a discussion of all material U.S. federal income tax consequences of the Replacement Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer.
          Registration of Option Shares. All common stock issuable upon exercise of options under the 2004 Stock Plan and the 2009 Inducement Plan, including the shares that will be issuable upon exercise of all Replacement Options under the 2004 Stock Plan, have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Leap, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act.
          Please note that the statements in this Offer to Exchange concerning the 2004 Stock Plan and the Replacement Options are only summaries and do not purport to be complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2004 Stock Plan, which is available on the Option Exchange website at www.leapstockoptionexchange.com. A copy of the 2004 Stock Plan can also be found with our public filings on the SEC’s internet site at www.sec.gov.
8. Information Concerning Leap
          We are a wireless communications carrier that offers digital wireless services in the U.S. under the “Cricket®” brand. Our Cricket service offerings provide customers with unlimited nationwide wireless services for a flat rate without requiring a fixed-term contract or a credit check. Cricket service is offered by Cricket, our wholly owned subsidiary. Cricket service is also offered in South Texas by our joint venture, STX Wireless Operations, LLC, which Cricket controls through a 75.75% controlling membership interest in its parent company STX Wireless, LLC. In addition, Cricket owns an 85% non-controlling membership interest in Savary Island Wireless, LLC (“Savary Island”), which holds wireless spectrum in the upper Midwest portion of the U.S. and which leases a portion of that spectrum to us. As of June 30, 2011, Cricket service was offered in 35 states and the District of Columbia and had approximately 5.7 million customers. As of June 30, 2011, we and Savary Island owned wireless licenses covering an aggregate of approximately 184.6 million POPs (adjusted to eliminate duplication from overlapping licenses).

The combined network footprint in our operating markets covered approximately 95.3 million POPs as of June 30, 2011. The licenses we and Savary Island own provide 20 MHz of coverage and the opportunity to offer enhanced data services in almost all markets in which we currently operate, assuming that Savary Island were to make available to us certain of its spectrum.
          Leap was incorporated in the state of Delaware in June 1998. Our principal executive offices are located at 5887 Copley Drive, San Diego, California 92111. Our phone number is (858) 882-6000.
          Financial Information. The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 is incorporated herein by reference. Attached as Schedule C to this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Please see Section III(15) of this Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
          Book Value. We had a book value per share of $9.68 on June 30, 2011 (calculated using the book value of $761.1 million, divided by the number of outstanding shares of 78,664,667 as of June 30, 2011).
          Ratio of Earnings to Fixed Charges. The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Year Ended		Six Months
	December 31,	December 31,	Ended
	2009	2010	June 30, 2011
Ratio of earnings to fixed charges(1)	—	—	—

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes, cumulative effect of change in accounting principle, accretion of redeemable non-controlling interests and distributions, net of tax and equity in net income (loss) of investees, net, plus fixed charges and amortization of capitalized interest, minus amounts of capitalized interest. “Fixed charges” consist of interest expense, whether expensed or capitalized, and the interest portion of rental expense inherent in our operating leases. The portion of operating lease rental expense that represents the interest factor is deemed to be one-third of total operating lease rental expense. Our earnings were inadequate to cover fixed charges for the six months ended June 30, 2011 by $120.0 million and for the fiscal years ended December 31, 2010 and 2009 by $731.8 million and $211.8 million, respectively.
9. Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options
          A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B. Members of Leap’s Board and the executive officers of Leap are not eligible to participate in this Option Exchange.
          As of August 5, 2011, our executive officers and directors (16 persons) as a group held options outstanding under the Plans to purchase a total of approximately 980,977 shares of our common stock. This number represented approximately 23.4% of the shares subject to all options outstanding under the Plans as of that date. None of these outstanding options are eligible for exchange in the Option Exchange.
          The following table sets forth the beneficial ownership of Leap’s executive officers and directors of options outstanding under the Plans as of August 5, 2011. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 4,188,553 as of August 5, 2011.

		Percentage of All
	Number of Options	Outstanding Options
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
Non-employee directors
Mark H. Rachesky, M.D.	40,200	1.0%
John D. Harkey, Jr.	2,500	—
Ronald J. Kramer	—	—
Robert V. LaPenta	12,500	0.3%
Mark A. Leavitt	—	—
Richard R. Roscitt	—	—
Robert E. Switz	—	—
Michael B. Targoff	4,500	0.1%

Executive officers (including employee directors)
S. Douglas Hutcheson	359,986	8.6%
Walter Z. Berger	100,000	2.4%
Jeffrey E. Nachbor	85,000	2.0%
Raymond J. Roman	120,000	2.9%
Robert A. Young	100,000	2.4%
William D. Ingram	80,000	1.9%
Robert J. Irving, Jr.	43,404	1.0%
Leonard C. Stephens	32,887	0.8%
All directors and executive officers as a group (16 persons)	980,977	23.4%
          Except as otherwise described in this Offer to Exchange or in our filings with the SEC, including our Definitive Proxy Statement filed with the SEC on June 28, 2011, other than outstanding options to purchase common stock, restricted stock awards and deferred stock unit awards granted from time to time pursuant to our equity compensation plans and Rule 10b-5 trading plans adopted by certain of our executive officers, and except as set forth in this Offer, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
          The following is a list of the common stock and option transactions involving our executive officers and directors during the sixty (60) days prior to and including August 9, 2011:
•	On June 14, 2011, William A. Roper, Jr., a former member of the Board, sold a total of 4,100 shares of our common stock for approximately $16.21 per share.

•	On June 21, 2011, S. Douglas Hutcheson made a gift of a total of 123,316 shares of our common stock to a family trust, thereby going from directly owning to indirectly owning such shares.

•	On June 23, 2011, Walter Z. Berger sold a total of 6,030 shares of our common stock for approximately $16.21 per share in order to cover taxes due when his restricted shares vest.

•	On June 30, 2011, each of S. Douglas Hutcheson, William Ingram, Robert J. Irving, Jr. and Jeffrey E. Nachbor purchased 250 shares of our common stock through the Employee Stock Purchase Plan for approximately $10.42 per share.

•	On July 14, 2011, the following were issued restricted shares for second quarter meeting fees: Michael B. Targoff (889 shares), Mark H. Rachesky, M.D. (752 shares), Robert V. LaPenta (342 shares), Ronald J. Kramer (205 shares), John D. Harkey, Jr. (410 shares) and former member of the Board William A. Roper, Jr. (478 shares). Such shares will vest in full on July 14, 2012.

•	On July 28, 2011, 10,885 shares and 11,363 shares vested on an accelerated basis and were released to former members of the Board John H. Chapple and William A. Roper, Jr., respectively.

•	On July 29, 2011 (the day after our annual meeting), the following received an annual award of 7,429 restricted shares each: John D. Harkey, Jr., Ronald J. Kramer, Robert V. LaPenta, Mark A. Leavitt, Mark H. Rachesky, M.D. and Michael B. Targoff. These shares will vest in three installments: 2,477 shares on July 28, 2012, 2,476 shares on July 29, 2013 and 2,476 shares on July 29, 2014.

•	On August 8, 2011, Mark H. Rachesky, M.D. may be deemed to have become the beneficial owner of approximately 4,150,000 shares of our common stock, through acquisitions by MHR Institutional Advisors III LLC, in which Dr. Rachesky is a managing member, of 2,500,000 shares for approximately $6.00 per share and of 1,650,000 for approximately $6.18 per share.

•	On August 8, 2011, Richard R. Roscitt acquired 35 shares of our common stock for approximately $6.09 per share and 9,965 shares for approximately $6.08 per share.
          Except as otherwise described above, to the best of our knowledge, no directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common shares or in transactions involving our common shares during the past sixty days prior to and including August 9, 2011, other than routine compensatory transactions involving the withholding of shares upon the vesting of restricted share awards to meet tax obligations.
10. Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer
          Eligible options we acquire pursuant to this Offer will be cancelled on the Replacement Grant Date, and the common stock subject to those options will be returned to the pool of shares available for the grant of Replacement Options and future options under the Plans. Thus, Eligible Options granted under the 2004 Stock Plan and surrendered in the Option Exchange, less all of the Replacement Options issued in the Option Exchange, will be available for future grants under the 2004 Stock Plan. Eligible Options granted under the 2009 Inducement Plan and surrendered in the Option Exchange will be available for future grants under the 2009 Inducement Plan. These shares along with the shares currently available for grant will be used for grants of new hire and annual refresh awards to new and continuing employees, non-employee directors and consultants.
          The intent of the Option Exchange is that it will not result in us incurring any additional stock-based compensation expense. Exchange ratios have been determined on a grant-by-grant basis and are intended to result in a fair value, for accounting purposes, of the Replacement Options that is approximately fifty percent of the fair value of the Eligible Options that are surrendered in the Option Exchange (based on valuation assumptions made at the commencement of the Offer). The unamortized compensation expense from the cancelled options will be recognized over the requisite service period, which approximates the vesting period, of the Replacement Options. As a result, and assuming the price of our common stock does not materially fluctuate between the establishment of the exchange ratios and the Replacement Grant Date, we do not expect any accounting impact as a result of the Option Exchange.
11. Agreements; Legal Matters; Regulatory Approvals
          We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of Replacement Options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept Eligible Options tendered for exchange and to grant Replacement Options in exchange is subject to conditions, including the conditions described in Schedule A.

          We may be prohibited by applicable laws or regulations from granting Replacement Options on the date that we cancel the Eligible Options accepted for exchange. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the expiration date of this Offer, then we will grant the Replacement Options some time in the future, if at all, and you will not receive any other consideration for the options that you tendered for exchange.
12. Material U.S. Federal Income Tax Consequences
          CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
          The following is a summary of the material U.S. federal income tax consequences of participating in this Offer for those employees subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.
          The discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. The federal, state and local tax consequences of each employee will depend on that employee’s individual circumstances.
          If you are considering participating in this Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.
          If you are an option holder who chooses to exchange outstanding Eligible Options for Replacement Options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the acceptance and amendment of such options. We believe that the exchange of Eligible Options for Replacement Options will be treated as a non-taxable event for you.
          All Replacement Options will be non-qualified stock options granted under our 2004 Stock Plan. Under current law, an option holder generally will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises a non-qualified stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a non-qualified stock option generally will constitute wages for which withholding will be required.
          We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
          Upon disposition of the shares acquired upon exercise of a non-qualified option, any gain or loss is treated as capital gain or loss.
          Please note that tax laws change frequently and vary with individual circumstances. Please consult a tax advisor to determine the tax considerations relevant to your participation in the Option Exchange.
13. Extension of Offer; Termination; Amendment
          We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any Eligible Options, by giving oral, written or electronic notice of such extension to the Eligible Employees or making a public announcement thereof.
          Before the expiration date of this Offer, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, we may also postpone our decision of whether or not to accept and cancel any Eligible Options tendered for exchange. In order to postpone accepting and canceling, we must publicly announce the postponement and give oral, written or electronic notice of such postponement to the Eligible Employees. Our right to delay accepting Eligible Options is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires us to pay the consideration offered or return the tendered options promptly after we terminate or withdraw the Offer.
          We also expressly reserve the right, in our discretion, before the expiration time, to terminate this Offer upon the occurrence of any of the conditions specified in Schedule A by giving oral, written or electronic notice of such termination to the Eligible Employees and making a public announcement thereof. We will return the Eligible Options tendered for exchange promptly after termination or withdrawal of the Offer.
          Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of options being sought in this Offer.
          Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.
          If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:
•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be tendered for exchange in this Offer; or

•	we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds two percent of the common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.
          If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section III(13), we will extend the Offer so that the Offer is open at least ten business days following the publication, sending or giving of notice.
14. Fees and Expenses
          We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Option Exchange, including, but not limited to, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Option Exchange.
15. Additional Information

          We recommend that, in addition to this Offer to Exchange, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
•	Leap’s Annual Report on Form 10-K for the period ended December 31, 2010 (File No. 001-34865) filed with the SEC on February 25, 2011 and Amendment No. 1 to Leap’s Annual Report on Form 10-K/A for the period ended December 31, 2011 filed with the SEC on April 29, 2011.

•	Leap’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011 (File No. 001-34865) filed with the SEC on May 6, 2011 and August 5, 2011.

•	Leap’s Current Reports on Form 8-K (File No. 001-34865) filed with the SEC (other than information and exhibits “furnished to” and not “filed with” the SEC in accordance with SEC rules and regulations) on January 21, 2011, February 1, 2011, April 26, 2011, May 17, 2011, May 18, 2011, May 23, 2011, June 22, 2011, July 27, 2011 and August 2, 2011.

•	Leap’s Definitive Proxy Statement for its 2011 Annual Meeting of Stockholders (File No. 001-34865) filed with the SEC on June 28, 2011.

•	The description of our common stock contained in Leap’s Registration Statement on Form 10 (File No. 000-29752) filed with the SEC on July 1, 1998, including any amendments or reports we file or have filed for the purpose of updating that description.
          You should also review the filings we make with the SEC after the date of this Offer to Exchange.
          All of our SEC filings, including the filings referenced above, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of such filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
          We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Investor Relations department at Leap Wireless International, Inc., 5887 Copley Drive, San Diego, California 92111.
          As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
          The information contained in this Offer to Exchange should be read together with the documents to which we have referred you, including the financial information in Schedule C and our consolidated financial statements included on our most recent Forms 10-K and 10-Q.
16. Miscellaneous; Forward-Looking Statements
          This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions in this Offer to Exchange. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
•	the impact of competitors’ initiatives;

•	our ability to successfully implement product and service plan offerings, expand our retail distribution and execute effectively on our other strategic activities;

•	our ability to obtain and maintain roaming and wholesale services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;

•	future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand;

•	our ability to acquire additional spectrum in the future at a reasonable cost or on a timely basis;

•	our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;

•	our ability to effectively integrate, manage and operate our new joint venture in South Texas;

•	failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and

•	other factors listed in this Offer to Exchange under “Risk Factors” and those listed in our most recently filed Quarterly Report on Form 10-Q.
          All forward-looking statements included in this Offer to Exchange should be considered in the context of these risks. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offer to Exchange may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this Offer to Exchange are cautioned not to place undue reliance on our forward-looking statements.
          The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.
          We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.
          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Options pursuant to this Offer. You should rely only on the information contained in this Offer to Exchange or other information to which we have referred you in this document. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this Offer to Exchange. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.
Leap Wireless International, Inc.
August 10, 2011

SCHEDULE A
CONDITIONS OF THIS OFFER
          Notwithstanding any other provision of this Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate this Offer (or amend this Offer or postpone our acceptance and cancellation of any Eligible Options tendered for exchange), subject to certain limitations, if at any time on or after August 10, 2011 and prior to the expiration of this Offer, currently scheduled to be 4:00 p.m. Pacific Time on September 14, 2011, any of the following events has occurred, or in our discretion, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:
          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the Eligible Options tendered for exchange pursuant to this Offer or the issuance of Replacement Options;
          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:
•	make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the Eligible Options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

•	delay or restrict our ability, or render us unable, to accept for exchange or issue Replacement Options for some or all of the Eligible Options tendered for exchange; or

•	materially and adversely affect the business, condition (financial or otherwise), assets, income, operations, prospects or share ownership of Leap;
          (c) there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

•	any decrease of greater than fifty percent of the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or elsewhere that could have a material adverse effect on the business, condition (financial or otherwise), operations or prospects of Leap or on the trading in our common stock;

•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

•	any decline in the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Companies or the NASDAQ-100 Index by an amount in excess of ten percent measured during any time period after the close of business on August 10, 2011;

          (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer;
          (e) a tender or exchange offer with respect to some or all of our common stock, or a merger, acquisition or other business combination proposal for us or for the acquisition of all or substantially all of our assets, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than five percent of the outstanding shares of common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 10, 2011;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before August 10, 2011 shall have acquired or proposed to acquire beneficial ownership of an additional one percent or more of the outstanding shares of common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities; or
          (f) any change or changes shall have occurred in our business, condition (financial or otherwise), assets, income, operations, prospects or share ownership that, in our reasonable judgment, is having or may have a material adverse effect on us.
          The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
LEAP WIRELESS INTERNATIONAL, INC.
          The directors and executive officers of Leap and their positions and offices as of August 10, 2011 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
S. Douglas Hutcheson	Chief Executive Officer, President and Director
Walter Z. Berger	Executive Vice President and Chief Financial Officer
Jeffrey E. Nachbor	Senior Vice President and Chief Accounting Officer
Raymond J. Roman	Executive Vice President and Chief Operating Officer
Robert A. Young	Executive Vice President, Field Operations
William D. Ingram	Senior Vice President, Strategy
Robert J. Irving, Jr.	Senior Vice President, General Counsel and Secretary
Leonard C. Stephens	Senior Vice President, Human Resources
Mark H. Rachesky, M.D.	Chairman of the Board and Director
John D. Harkey, Jr.	Director
Ronald J. Kramer	Director
Robert V. LaPenta	Director
Mark A. Leavitt	Director
Richard R. Roscitt	Director
Robert E. Switz	Director
Michael B. Targoff	Director
          The address of each director and executive officer is: c/o Leap Wireless International, Inc., 5887 Copley Drive, San Diego, California 92111. None of the directors and executive officers of Leap is eligible to participate in the Option Exchange.

SCHEDULE C
SUMMARY FINANCIAL STATEMENTS OF LEAP WIRELESS INTERNATIONAL, INC.
Selected Financial Data
          The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2010 incorporated by reference in this document from Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010, and our unaudited consolidated financial statements for the quarter ended June 30, 2011 incorporated by reference in this document from Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. The consolidated statement of operations data for the years ended December 31, 2010 and 2009, and the consolidated balance sheet data as of December 31, 2010 and 2009 have been derived from our audited consolidated financial statements incorporated by reference in this document. The consolidated statement of operations data for the six months ended June 30, 2011 and June 30, 2010, and the consolidated balance sheet data as of June 30, 2011 have been derived from our unaudited consolidated financial statements incorporated by reference in this document. Our interim results are not necessarily indicative of results for the full year, and our historical results are not necessarily indicative of the results to be expected in any future period.
Consolidated Financial Data
(amounts in thousands, except share data):

	Six Months Ended		Year Ended
	June 30,	June 30,	December 31,	December 31,
	2011	2010	2010	2009
	(Unaudited)
Consolidated statements of operations data:
Total revenues	$1,540,452	$1,351,106	$2,697,203	$2,481,321
Operating income (loss)	(5,773)	54,295	(450,738)	31,124
Loss before income taxes	(124,235)	(61,044)	(742,542)	(197,354)

Net loss	(144,882)	(84,735)	(785,055)	(237,963)

Net loss attributable to common stockholders	$(161,422)	$(86,272)	$(871,953)	$(239,492)
Loss per share attributable to common stockholders:
Basic	$(2.11)	$(1.14)	$(11.49)	$(3.30)
Diluted	$(2.11)	$(1.14)	$(11.49)	$(3.30)
Shares used in per share calculations:
Basic	76,436	75,820	75,917	72,515
Diluted	76,436	75,820	75,917	72,515

	June 30,	December 31,	December 31,
	2011	2010	2009
	(Unaudited)
Consolidated balance sheets data:
Cash and cash equivalents	$508,119	$350,790	$174,999
Short-term investments	215,895	68,367	389,154
Total current assets	1,009,241	661,751	793,767
Total assets	5,104,060	4,834,823	5,377,481
Total current liabilities	551,001	576,446	520,793
Total liabilities	4,223,899	3,818,753	3,615,319
Redeemable non-controlling interests	119,060	104,788	71,632
Total stockholders’ equity	761,101	911,282	1,690,530

SCHEDULE D
EXCHANGE RATIOS

Eligible Option		Eligible Option
Exercise Price	Exchange Ratio	Exercise Price	Exchange Ratio
$30.05	8.64x	$47.45	9.74x
$32.17	3.21x	$51.51	6.31x
$32.97	3.35x	$53.09	9.77x
$33.16	8.58x	$54.48	5.86x
$33.45	8.77x	$55.76	9.92x
$34.04	9.42x	$56.14	10.26x
$34.09	3.46x	$56.35	5.95x
$34.66	9.39x	$56.54	10.03x
$34.89	9.77x	$57.30	6.01x
$35.13	9.66x	$60.62	10.66x
$37.56	4.57x	$61.00	8.20x
$37.79	4.58x	$61.09	10.34x
$37.91	3.60x	$67.68	10.53x
$38.70	9.69x	$69.51	8.86x
$39.83	9.22x	$79.00	10.43x
$43.19	9.76x	$84.24	12.53x
$44.46	4.59x	$84.50	12.28x
$45.69	4.80x	$87.32	12.70x
$45.87	10.19x	$92.43	13.45x
$45.94	9.92x